 The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated August 16, 2011.

Preliminary Pricing Supplement No. J212 To the Product Supplement No. JPM-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 August 16, 2011
Credit Suisse AG
Structured Investments	Credit Suisse $ Capped Knock-Out Notes due February 22, 2012 Linked to the Performance of the Australian Dollar Relative to the U.S. Dollar
General
•
The notes are designed for investors who seek a capped return at maturity linked to the performance of the Australian dollar (the “Reference Currency”) relative to the U.S. dollar (the number of U.S. dollars per one unit of the Reference Currency) up to the Maximum Return of 10.00% (to be determined on the Pricing Date). Investors should be willing to forgo interest payments and, if a Knock-Out Event occurs, be willing to lose up to 100% of their investment. If a Knock-Out Event does not occur, at maturity investors will be entitled to receive the principal amount of their notes and will have the opportunity to participate in the appreciation of the Reference Currency relative to the U.S. dollar, if any, subject to the Maximum Return, which will be at least 10.00% (to be determined on the Pricing Date), and the Contingent Minimum Return, which will be at least 4.50% (to be determined on the Pricing Date). Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 22, 2012.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The notes are expected to price on or about August 19, 2011 (the “Pricing Date”) and are expected to settle on or about August 23, 2011. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Currency:	The notes are linked to the performance of the Australian dollar (“AUD”) relative to the U.S. dollar (“USD”) (the number of U.S. dollars per one Australian dollar).
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment that will reflect the performance of the Reference Currency, as follows:
• If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and:
• if the Currency Return is less than or equal to the Contingent Minimum Return, the Contingent Minimum Return;
• if the Currency Return is greater than the Contingent Minimum Return but less than the Maximum Return, the Currency Return; and
• if the Currency Return is equal to or greater than the Maximum Return, the Maximum Return.
If a Knock-Out Event has not occurred, your payment at maturity is expected to be between $1,045 and $1,100 (to be determined on the Pricing Date).

•  If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the Currency Return. If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity.

Any payment on the notes is subject to our ability to pay our obligations as they become due.
Knock-Out Event:	A Knock-Out Event occurs if the Currency Return is less than the Knock-Out Buffer Percentage.
Knock-Out Buffer Percentage:	Expected to be -10.00% (to be determined on the Pricing Date).
Currency Return:	Final Spot Rate – Initial Spot Rate Final Spot Rate	, subject to a minimum of -1.0

This formula for calculating the Currency Return is mathematically different from other common return formulae. Because the Currency Return formula divides by the Final Spot Rate instead of the Initial Spot Rate, the Currency Return is not linear (e.g., an increase of 10% in the Final Spot Rate results in a Currency Return of 9.09% and a decrease of 10% in the Final Spot Rate results in a Currency Return of -11.11%). If the Reference Currency appreciates relative to the U.S. dollar over the term of the notes, the Currency Return will increase at a ratio that is less than one-to-one. If the Reference Currency depreciates relative to the U.S. dollar over the term of the notes, the Currency Return will decline at a ratio greater than one-to-one (i.e., there is some embedded downside leverage in the Currency Return formula). Accordingly, your payment at maturity may be less than if you had invested in similar notes that use a linear method for calculating currency returns. Please see “How Does the Currency Return Formula Work?” and “Selected Risk Considerations” in this pricing supplement for more information.

Maximum Return:	Expected to be 10.00% (to be determined on the Pricing Date).
Contingent Minimum Return:	Expected to be 4.50% (to be determined on the Pricing Date).
Initial Spot Rate:*	The Spot Rate on the Pricing Date.
Final Spot Rate:	The Spot Rate on the Valuation Date.
Spot Rate:
On any day, the AUD/USD Spot Rate at approximately 12:00 p.m. London Time, expressed as a number of U.S. dollars per one unit of the Reference Currency, as determined by the calculation agent by reference to the exchange rate that appears on Reuters screen WMRSPOT12 (or any successor page) on such day.

Valuation Date†:	February 17, 2012
Maturity Date†:	February 22, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546TDY4
* Subject to adjustment as described below under “Succession Events”. In the event that the Spot Rate of the Reference Currency is not available on the Pricing Date, the Initial Spot Rate will be the Spot Rate of one unit of the Reference Currency on the immediately following day on which a Spot Rate is available.
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described herein.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-2 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$5.00	$995.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of  $995.00 per note, and  the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $5.00 per $1,000 principal amount of notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
J.P.Morgan
Placement Agent
August   , 2011

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-I dated March 25, 2009:
http://www.sec.gov/Archives/edgar/data/1053092/000104746909003155/a2191793z424b2.htm

•	Prospectus supplement dated March 25, 2009:
http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:
http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Reference Currency, assuming an Initial Spot Rate of 1.0500, a Knock-Out Buffer Percentage of -10.00%, a Maximum Return of 10.00% and a Contingent Minimum Return of 4.50%. The actual Initial Spot Rate, Knock-Out Buffer Percentage, Maximum Return and Contingent Minimum Return will be determined on the Pricing Date. The hypothetical results set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will be based on the Final Spot Rate. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Spot Rate (AUD/USD)	Currency Return	Return on the Notes	Payment at Maturity
10.5000	90.00%	10.00%	$1,100.00
5.2500	80.00%	10.00%	$1,100.00
3.5000	70.00%	10.00%	$1,100.00
2.6250	60.00%	10.00%	$1,100.00
2.1000	50.00%	10.00%	$1,100.00
1.7500	40.00%	10.00%	$1,100.00
1.5000	30.00%	10.00%	$1,100.00
1.3125	20.00%	10.00%	$1,100.00
1.1667	10.00%	10.00%	$1,100.00
1.1351	7.50%	7.50%	$1,075.00
1.1053	5.00%	5.00%	$1,050.00
1.0995	4.50%	4.50%	$1,045.00
1.0606	1.00%	4.50%	$1,045.00
1.0500	0.00%	4.50%	$1,045.00
1.0000	-5.00%	4.50%	$1,045.00
0.9545	-10.00%	4.50%	$1,045.00
0.8750	-20.00%	-20.00%	$800.00
0.8077	-30.00%	-30.00%	$700.00
0.7500	-40.00%	-40.00%	$600.00
0.7000	-50.00%	-50.00%	$500.00
0.6563	-60.00%	-60.00%	$400.00
0.6176	-70.00%	-70.00%	$300.00
0.5833	-80.00%	-80.00%	$200.00
0.5526	-90.00%	-90.00%	$100.00
0.5250	-100.00%	-100.00%	$0.00

The following examples illustrate how the payment at maturity is calculated.

Example 1: The Reference Currency has appreciated relative to the U.S. dollar from an Initial Spot Rate of 1.0500 to a Final Spot Rate of 1.3125. Because the Currency Return is greater than the Maximum Return, the investor receives a payment at maturity of $1,100 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 10%)
	=	$1,100

Example 2: The Reference Currency has appreciated relative to the U.S. dollar from an Initial Spot Rate of 1.0500 to a Final Spot Rate of 1.1053. Because the Currency Return is greater than the Contingent Minimum Return but less than the Maximum Return, the investor receives a payment at maturity of $1,050 per $1,000 principal amount of notes, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × the Currency Return)
	=	$1,000 + ($1,000 × 5%)
	=	$1,050

Example 3: The Reference Currency has appreciated relative to the U.S. dollar from an Initial Spot Rate of 1.0500 to a Final Spot Rate of 1.0606. Because the Currency Return is less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,045 per $1,000 principal amount of notes, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 4.50%)
	=	$1,045

Example 4: The Reference Currency has depreciated relative to the U.S. dollar from an Initial Spot Rate of 1.0500 to a Final Spot Rate of 1.0000. Because the Currency Return is less than the Contingent Minimum Return and a Knock-Out Event has not occurred, the investor receives a payment at maturity of $1,045 per $1,000 principal amount of notes, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 4.50%)
	=	$1,045

Example 5: The Reference Currency has depreciated relative to the U.S. dollar from an Initial Spot Rate of 1.0500 to a Final Spot Rate of 0.8077. Because a Knock-Out Event has occurred, the investor receives a payment at maturity of $700 per $1,000 principal amount of notes, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 × the Currency Return)
	=	$1,000 + ($1,000 × -30%)
	=	$700

How Does the Currency Return Formula Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The Spot Rate is expressed as the number of U.S. dollars per Australian dollar. As a result, an increase in a Spot Rate from the Pricing Date to the Valuation Date means that the Australian dollar has appreciated / strengthened relative to the U.S. dollar from the Pricing Date to the Valuation Date. This means that one Australian dollar could purchase more U.S. dollars on the Valuation Date than it could on the Pricing Date. Viewed another way, it would take fewer Australian dollars to purchase one U.S. dollar on the Valuation Date than it did on the Pricing Date.

The notes do not provide a linear return on the appreciation, if any, of the Australian dollar relative to the U.S. dollar. A linear return reflects the return that would be achieved by converting the principal amount of the notes from U.S. dollars into Australian dollars at the Initial Spot Rate on the Pricing Date and then, on the Valuation Date, converting back into U.S. dollars at the Final Spot Rate. Instead, subject to the Contingent Minimum Return and the Maximum Return, the return on the notes will be determined by reference to the Currency Return formula set forth on the cover of this pricing supplement, which does not reflect a linear return.

As demonstrated by the examples below, under the Currency Return formula, any appreciation of the Australian dollar relative to the U.S. dollar will be diminished, as compared to a linear return, while any depreciation of the Australian dollar relative to the U.S. dollar will be magnified, as compared to a linear return. In addition, the diminishing effect on any appreciation of the Australian dollar relative to the U.S. dollar increases as the Currency Return increases, and the magnifying effect on any depreciation of the Australian dollar relative to the U.S. dollar increases as the Currency Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that use only the linear method as described above for calculating currency returns.

The following examples assume a Initial Spot Rate of 1.0500 for the Australian dollar relative to the U.S. dollar.

Example 1: The Australian dollar strengthens from the Initial Spot Rate of 1.0500 U.S. dollars per Australian dollar to the Final Spot Rate of 1.1025 U.S. dollars per Australian dollar.

The Currency Return is equal to 4.76%, calculated as follows:

(1.1025 – 1.0500) / 1.1025 = 4.76%

By contrast, if the return on the Australian dollar were determined using the linear return method described above, the return would be 5.00%.

Example 2: The Australian dollar strengthens from the Initial Spot Rate of 1.0500 U.S. dollars per Australian dollar to the Final Spot Rate of 1.1550 U.S. dollars per Australian dollar.

The Currency Return is equal to 9.09%, calculated as follows:

(1.1550 – 1.0500) / 1.1550 = 9.09%

By contrast, if the return on the Australian dollar were determined using the linear return method described above, the return would be 10.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of the Australian dollar relative to the U.S. dollar increases as the Currency Return increases.

Conversely, a decrease in the Spot Rate from the Pricing Date to the Valuation Date means that Australian dollar has depreciated / weakened relative to the U.S. dollar from the Pricing Date to the Valuation Date. This means that one Australian dollar could purchase fewer U.S. dollars on the Valuation Date than it could on the Pricing Date. Viewed another way, it would take more Australian dollars to purchase one U.S. dollar on the Valuation Date than it did on the Pricing Date.

Example 3: The Australian dollar weakens from the Initial Spot Rate of 1.0500 U.S. dollars per Australian dollar to the Final Spot Rate of 0.9450 U.S. dollars per Australian dollar.

The Currency Return is equal to -11.11%, calculated as follows:

(0.9450 – 1.0500) / 0.9450 = -11.11%

By contrast, if the return on the Australian dollar were determined using the linear return method described above, the return would be -10.00%.

Example 4: The Australian dollar weakens from the Initial Spot Rate of 1.0500 U.S. dollars per Australian dollar to the Final Spot Rate of 0.5250 U.S. dollars per Australian dollar.

The Currency Return is equal to -100.00%, calculated as follows:

(0.5250 – 1.0500) / 0.5250 = -100.00%

By contrast, if the return on the Australian dollar were determined using the linear return method described above, the return would be -50.00%.

Because the Currency Return may not be less than -100.00%, any further depreciation of the Australian dollar relative to the U.S. dollar will not further reduce the Currency Return.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of the Australian dollar relative to the U.S. dollar increases as the Currency Return decreases.

The hypothetical Final Spot Rates and Currency Returns set forth above are for illustrative purposes only and have been rounded for ease of analysis.

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Reference Currency at maturity, up to the Maximum Return on the notes, which will be set on the Pricing Date and will not be less than 10.00%. Accordingly, the maximum amount payable at maturity is expected to be at least $1,100 for every $1,000 principal amount of notes. If a Knock-Out Event has not occurred, in addition to the principal amount, you will be entitled to receive at maturity at least the Contingent Minimum Return of 4.50% on the notes, or a minimum payment at maturity of $1,045 for every $1,000 principal amount of notes. The actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than 4.50%. If the Final Spot Rate is greater than the Initial Spot Rate, in addition to the principal amount, you will be entitled to receive at maturity a return on the notes equal to the Currency Return, subject to the Contingent Minimum Return and the Maximum Return. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
DECELERATING GAINS — Because the Currency Return formula divides by the Final Spot Rate instead of by the Initial Spot Rate, the Currency Return formula includes an embedded variable decreasing upside leverage. If the Reference Currency appreciates relative to the U.S. dollar over the term of the notes, the Currency Return will increase at a ratio that is less than one-to-one. Accordingly, your payment at maturity may be less than if you had invested in similar notes that use the linear method for calculating currency returns. For additional information, please see “How Does the Currency Return Formula Work?” and “Selected Risk Considerations” in this pricing supplement.

•
ACCELERATING LOSS — Because the Currency Return formula divides by the Final Spot Rate instead of by the Initial Spot Rate, the Currency Return formula includes embedded variable increasing downside leverage. If the Reference Currency depreciates relative to the U.S. dollar over the term of the notes, the Currency Return will decline at a ratio that is greater than one-to-one. Accordingly, your payment at maturity may be less than if you had invested in similar notes that use the linear method for calculating currency returns. For additional information, please see “How Does the Currency Return Formula Work?” and “Selected Risk Considerations” in this pricing supplement.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Currency. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of notes. If a Knock-Out Event occurs, you will lose 1% of your principal for each 1% decline in the Currency Return. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Reference Currency. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the notes will be based on the performance of the Reference Currency relative to the U.S. dollar, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Spot Rate is greater than the Initial Spot Rate, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Reference Currency relative to the U.S. dollar, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Pricing Date and will not be less than 10.00%. Accordingly, the maximum amount payable at maturity is expected to be $1,100 per $1,000 principal amount of notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
YOU WILL NOT BE ENTITLED TO ANY MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS — If the Currency Return is less than the Knock-Out Buffer Percentage of -10.00%*, you will not be entitled to receive the Contingent Minimum Return of 4.50%* on the notes and you will lose 1% of the principal amount of your investment for every 1% decrease in the Currency Return. Under these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the Reference Currency.

* The actual Knock-Out Buffer Percentage and the actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than -10.00% and 4.50%, respectively.

•
THE METHOD OF CALCULATING THE CURRENCY RETURN WILL DIMINISH ANY APPRECIATION OF THE REFERENCE CURRENCY RELATIVE TO THE U.S. DOLLAR — The Currency Return is calculated by dividing the difference between the Final Spot Rate and the Initial Spot Rate by the Final Spot Rate, rather than dividing that difference by the Initial Spot Rate under the linear method for determining a currency return. Because the Currency Return formula is non-linear, the denominator of the fraction will always be greater if the Reference Currency appreciates relative to the U.S. dollar, as compared to the denominator that would have been used under the linear method. As a result, any appreciation of the Reference Currency relative to the U.S. dollar will be diminished. For example, assuming the Initial Spot Rate relative to the U.S. dollar is 1.05, if the Reference Currency appreciates relative to the U.S. dollar by 10% such that the Final Spot Rate is 1.155, the applicable Currency Return will only be 9.09%. The embedded leverage on any appreciation in the Reference Currency, which we refer to as embedded variable decreasing upside leverage, decreases as the Currency Return increases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that use the linear method for calculating the Currency Return. For additional information, please see “How Does the Currency Return Formula Work?” in this pricing supplement.

•
THE METHOD OF CALCULATING THE CURRENCY RETURN WILL MAGNIFY ANY DEPRECIATION OF THE REFERENCE CURRENCY RELATIVE TO THE U.S. DOLLAR — Because the Currency Return formula is non-linear, the denominator of the fraction will always be smaller if the Reference Currency depreciates relative to the U.S. dollar, as compared to the denominator that would have been used under the linear method. As a result, any appreciation of the Reference Currency relative to the U.S. dollar will be magnified. For example, assuming the Initial Spot Rate relative to the U.S. dollar is 1.05, if the Reference Currency depreciates relative to the U.S. dollar by 10% such that the Final Spot Rate is 0.945, the applicable Currency Return will be -11.11%. The embedded leverage on any depreciation in the Reference Currency, which we refer to as embedded variable increasing downside leverage, increases as the Currency Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that use the linear method for calculating the Currency Returns. For additional information, please see “How Does the Currency Return Formula Work?” in this pricing supplement.

•
HEDGING AND TRADING IN THE REFERENCE CURRENCY — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Currency or instruments related to the Reference Currency.  We or our affiliates may also trade in the Reference Currency or instruments related to the Reference Currency from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE REFERENCE CURRENCY — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Reference Currency.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The relative values of the U.S. dollar and the Reference Currency are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the United States, Australia, and between each country and its major trading partners; and

o	the extent of governmental surplus or deficit in the United States and Australia.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, Australia and those of other countries important to international trade and finance.

•
LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Reference Currency and, consequently, the value of the notes.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, we and/or our affiliates may also currently or from time to time publish research reports or otherwise express opinions with respect to the Reference Currency and these reports may or may not recommend that investors buy or hold the Reference Currency. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Currency that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE REFERENCE CURRENCY MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Reference Currency and, therefore, the value of the notes.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its discretion, determine that the markets have been affected in a manner that prevents it from determining the Spot Rate in the manner described herein and calculating the amount that we are required to pay you upon maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its discretion, determines that any of these events prevents us or any of our affiliates from determining the Spot Rate, it is possible that the Valuation Date and the Maturity Date will be postponed and your return may be adversely affected. No interest or other payment will be payable as a result of such postponement.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the performance of the Reference Currency relative to the U.S. dollar on the Valuation Date, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	whether the Final Spot Rate has decreased, as compared to the Initial Spot Rate, by more than the Knock-Out Buffer Percentage;

o	the expected volatility of the Reference Currency relative to the U.S. dollar;

o	the time to maturity of the notes;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Currency and the U.S. dollar or markets generally and which may affect the Spot Rate; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Reference Currency and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Reference Currency based on the exchange rates of the Reference Currency relative to the U.S. dollar (expressed as the number of U.S. dollars per one unit of the Australian dollar) from January 1, 2006 through August 15, 2011. The AUD/USD Spot Rate on August 15, 2011 was 1.0501. We obtained the exchange rates of the Reference Currency below from Bloomberg, without independent verification. The exchange rates published by Bloomberg for the Reference Currency on any day may differ from the Spot Rates because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rate used to determine the Currency Return applicable to the notes. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical exchange rates of the Reference Currency should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the Reference Currency with respect to the U.S. dollar on the Valuation Date. We cannot give you assurance that the performance of the Reference Currency will result in any return of your investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

Market Disruption Events

A “market disruption event” is, in respect of the Reference Currency:

(a)  a convertibility event;

(b)  a deliverability event;

(c)  a liquidity event;

(d)  a taxation event;

(e)  a discontinuity event; or

(f)  a price source disruption event,

in each case as determined by the calculation agent in its sole discretion and in the case of an event described in clause (a), (b), (c), (d) or (e) above, a determination by the calculation agent in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

“Convertibility event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i)      converting the Reference Currency into U.S. dollars through customary legal channels; or

(ii)      converting the Reference Currency into U.S. dollars at a rate at least as favorable as the rate for domestic institutions located in Australia.

“Deliverability event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i)      delivering the Reference Currency from accounts inside Australia to accounts outside Australia; or

(ii)      delivering the Reference Currency between accounts inside Australia or to a party that is a non-resident of Australia.

“Liquidity event” means the imposition by Australia (or any political subdivision or regulatory authority thereof) or the U.S. (together with Australia, a “relevant country”) (or any political subdivision or regulatory authority thereof) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in Australia or the U.S., as applicable, by a non-resident of Australia or the U.S., as applicable), or the publication of any notice of an intention to do so, which the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in the applicable Reference Currency or the U.S. dollar.

“Taxation event” means the implementation by the applicable relevant country (or any political subdivision or regulatory authority thereof), or the publication of any notice of an intention to implement, any changes to the laws or regulations relating to foreign investment in such relevant country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in the applicable Reference Currency or the U.S. dollar.

“Discontinuity event” means the pegging or de-pegging of the Reference Currency to the U.S. dollar or the controlled appreciation or devaluation by the relevant country (or any political subdivision or regulatory authority thereof) of the Reference Currency relative to the U.S. dollar, as determined by the calculation agent in good faith and in a commercially reasonable manner.

“Price source disruption event” means the non-publication or unavailability of the applicable Spot Rate for the Reference Currency relative to the U.S. dollar on the applicable Reuters page (or any substitute page) at the relevant valuation time.

If the calculation agent determines that a market disruption event exists on the Valuation Date, then the Valuation Date will be postponed to the first succeeding underlying business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five underlying business days immediately following the Valuation Date. In that case, (a) the fifth succeeding underlying business day after the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the market disruption event, and (b) the calculation agent will determine the Spot Rate on that deemed Valuation Date in good faith and in a commercially reasonable manner, taking into account the latest available quotation for the Spot Rate and any other information that it deems relevant, as of the relevant valuation time on that deemed Valuation Date (subject to the provisions described under “Succession Events” herein).

In the event that a market disruption event exists on the Valuation Date, the Maturity Date of the notes will be the fifth business day following the day on which the Spot Rate for the Valuation Date for the Reference Currency has been calculated.

An “underlying business day” is a day other than a Saturday or Sunday on which (a) banking institutions in The City of New York and the principal financial center for the Reference Currency are open for dealings in foreign exchange, and (b) banking institutions in The City of New York and such principal financial center for the Reference Currency are not otherwise authorized or required by law, regulation or executive order to close.

Succession Events

A “succession event” means the occurrence of either of the following events:

(a)  the Reference Currency or the U.S. dollar is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or

(b)  any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after such event.

We refer to the Reference Currency or the U.S. dollar with respect to which a succession event has occurred as the “former currency.”

On and after the effective date of a succession event, the former currency will be deemed to be replaced with:

(i)  in the case of clause (a) above, the currency that lawfully replaces the former currency, into which the former currency is converted or redenominated, or for which the former currency is exchanged, as applicable, or

(ii)  in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from such division that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the former currency, taking into account the latest available quotation for the Spot Rate and any other information that it deems relevant.

We refer to the replacement currency determined as described in clause (i) or (ii) above as a “successor currency.”

Upon the occurrence of a succession event:

(x)  if the former currency is the Reference Currency, the Initial Spot Rate for the successor currency will be equal to (A) the product of the Initial Spot Rate and the official conversion rate for the former currency per one unit of successor currency (as publicly announced by the reference currency country) used by Australia to set its official exchange rate for the U.S. dollar per one unit of successor currency on the effective date of such succession event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by Australia, the product of the Spot Rate for the successor currency on the effective date of such succession event and a fraction, the numerator of which is the Initial Spot Rate for the former currency and the denominator of which is the Spot Rate for the former currency on the Business Day immediately preceding the effective date of such succession event; or

(y)  if the former currency is the U.S. dollar, the Initial Spot Rate will be adjusted to be equal to (A) the product of the Initial Spot Rate immediately prior to such adjustment and the official conversion rate for the successor currency per one unit of former currency (as publicly announced by the U.S.) used by the U.S. to set its official exchange rate for the Reference Currency per one unit of successor currency on the effective date of such succession event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by the U.S., the product of the Spot Rate on the effective date of such succession event and a fraction, the numerator of which is the Initial Spot Rate immediately prior to such adjustment and the denominator of which is the Spot Rate (determined by reference to the Spot Rate relative to the former currency) on the underlying business day immediately preceding the effective date of such succession event.

Upon the occurrence of a succession event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Reuters page for purposes of determining the Spot Rate.

Notwithstanding the foregoing, if, as a result of a succession event, (1) in the case of a former currency that is the Reference Currency, the successor currency is the same as the U.S. dollar or, (2) in the case of a former currency that is the U.S. dollar, the Reference Currency is the same as the successor currency, in lieu of the adjustments described in the two immediately preceding paragraphs, the Spot Rate for the Reference Currency on each underlying business day occurring on and after the effective date of such succession event will be deemed to be equal to the Spot Rate on the underlying business day immediately preceding such effective date.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Based on the advice of our special tax counsel, Orrick, Herrington & Sutcliffe LLP, we intend to treat the securities, for U.S. federal income tax purposes, as short-term debt obligations. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.

Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income to you that is different than that described above. For example, the IRS could assert that the securities constitute a forward contract. In such case, gain or loss would be recognized at maturity. It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option. In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your securities for U.S. federal income tax purposes, and the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as short-term debt obligations. It is unclear how the rules governing short-term debt obligations apply to short-term debt obligations that have contingent payments, such as the securities.

Upon redemption or upon a sale or exchange of a security, a U.S. Holder should recognize gain or loss with respect to the security in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the security. Such gain or loss will be treated as ordinary income under Code section 988.

You should consult your own tax advisor regarding the alternative ways in which the coupons and the purchase price could be accounted for U.S. federal income tax purposes.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision. Penalties apply to any failure to file a required report. Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Disclosure of Reportable Transactions

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) that is required to file a U.S. income tax return must disclose their participation in certain reportable transactions to the IRS. A reportable transaction includes a loss transaction in which a taxpayer who is an individual or trust (whether or not the loss flows through an S corporation or a partnership) claims a loss under Code section 165 of at least $50,000 in any single taxable year if the loss arises with respect to a Code section 988 transaction. You should consult your tax adviser as to the requirement you may have to disclose your securities transaction to the IRS.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $5.00 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting” in the accompanying product supplement.

Credit Suisse